AMENDMENT NO. 3
TO
RIGHTS AGREEMENT
     This AMENDMENT NO. 3 TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of June 29, 2006, between RSA Security Inc. (formerly Security Dynamics Technologies, Inc.), a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (the “Rights Agent”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement dated as of July 20, 1999, as amended, between the parties hereto (the “Rights Agreement”).
RECITALS
     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger immediately following the execution and delivery hereof (as it may be amended from time to time, the “Merger Agreement”) among EMC Corporation, a Massachusetts corporation (“Buyer”), Entrust Merger Corporation, a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), and the Company, providing for the merger (the “Merger”) of the Company with and into Merger Sub, with the Company continuing as the surviving corporation;
     WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby;
     WHEREAS, the Board of Directors of the Company has determined, in connection with the execution of the Merger Agreement, that it is desirable to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment;
     WHEREAS, no Person has as of the time immediately prior to this Amendment become an Acquiring Person and no Distribution Date has occurred;
     WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Board of Directors of the Company may, and the Company and the Rights Agent shall if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company;
     WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Board of Directors of the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement.
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended to add the following paragraph of the of Section 1(a):
     “In addition, notwithstanding anything in this Agreement to the contrary, none of EMC Corporation, a Massachusetts corporation (“Buyer”), Entrust Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”) or any of their Affiliates or Associates shall be an “Acquiring Person” solely by reason of: (1) the approval, adoption, execution or delivery of the Agreement and Plan of Merger (as it may be amended and supplemented, the “Merger Agreement”) among the Company, Buyer and Merger Sub, pursuant to which Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of the Buyer (the “Merger”), or (2) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.”
     2. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement), (ii) the Final Expiration Date, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) and (iv) the time at which the Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).”
     3. Section 1(w) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:
     ”; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall be deemed not to have occurred solely as a result of (x) the approval, adoption, execution or delivery of the Merger Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.”
     4. Section 1(y) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:
     ”; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred solely as a result of (x) the approval,

adoption, execution or delivery of the Merger Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.”
     5. Section 21 of the Rights Agreement is hereby amended to insert the following sentence immediately following the first sentence of Section 21:
     “In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”
     6. The Rights Agreement is hereby amended to add the following new Section 35:
     “Section 35. FORCE MAJEURE. Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
     7. This Amendment shall become effective as of the date first written above.
     8. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.
     9. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
     10. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts (without giving effect to any conflict of laws principles that would cause the application of the laws of any other jurisdiction).
     11. The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on June 29, 2006, hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

RSA SECURITY INC.

By:	/s/ Arthur W. Coviello, Jr.

Name: Arthur W. Coviello, Jr.
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

(FORMERLY EQUISERVE TRUST
COMPANY, N.A.)

By:	/s/ Dennis V. Moccia

Name: Dennis V. Moccia
Title: Managing Director

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